NEWS RELEASE                          CONTACT:
JANUARY 19, 1998                      MATRIX SERVICE COMPANY
MATRIX SERVICE COMPANY                C. WILLIAM LEE
(NASDAQ: MTRX)                        VICE PRESIDENT - FINANCE
10701 E. UTE STREET                   (918) 838-8822
TULSA, OK 74116

TULSA, OKLAHOMA January 19, 1998 - Matrix Service Company (NASDAQ: MTRX) and ITEQ, Inc. (NASDAQ:ITEQ) announced today that the companies have mutually agreed to terminate the purchase agreement entered into on December 16, 1997 due to unanticipated difficulties in connection with the expected integration of personnel from divergent corporate cultures. The Board of Directors of both companies had approved an agreement whereby ITEQ was to have acquired Matrix subject to certain conditions including shareholder and regulatory approval.

Matrix Service Company provides specialized on-site maintenance and construction services for petroleum refining and storage facilities and water storage tanks and systems for the municipal and private industry sector. The company is headquartered in Tulsa, Oklahoma with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Washington, Georgia, Delaware in the U.S. and Canada.

ITEQ, Inc. is a rapidly growing provider of manufactured equipment, engineered systems and servcies used in the processing, treatment, storage and movement of gases and liquids. The company operates worldwide providing products and services to a broad base of industrial customers.

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